Exhibit 23.2


                CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM



We consent to the incorporation by reference in the registration statement of Life Sciences Research, Inc. on Form S-8 of our reports dated February 17, 2006, except for Note 16, which is dated March 2, 2006, with respect to our audits of the consolidated financial statements of Life Sciences Research, Inc. as of December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004 and 2003, and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports are included in its Annual Report on Form 10-K.



/s/ Hugh Scott, P.C.

Lakewood, New Jersey
December 8, 2006